Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Friday, April 26, 2019
AMERICAN AIRLINES GROUP REPORTS
FIRST-QUARTER 2019 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its first-quarter 2019 results, including these highlights:

•	Reported a first-quarter 2019 pre-tax profit of $245 million, or $314 million excluding net special items[1], and a first-quarter net profit of $185 million, or $237 million excluding net special items[1]

•	First-quarter earnings were $0.41 per diluted share, or $0.52 per diluted share excluding net special items[1]

•	Reported record first-quarter revenue of $10.6 billion. Also reported record first-quarter total revenue per available seat mile (TRASM) - the 10th consecutive quarter of TRASM growth

•	Returned $646 million to shareholders in the form of dividends and share repurchases in the first quarter

“We want to thank our 130,000 team members for the outstanding job they did to take care of our customers, despite the challenges with our fleet during the quarter. Their hard work led American to record revenue performance under difficult operating conditions,” said Chairman and CEO Doug Parker.

“As we progress toward the busy summer travel period, demand for our product remains strong. However, our near-term earnings forecast has been affected by the grounding of our Boeing 737 MAX fleet, which we have removed from scheduled flying through Aug. 19. We presently estimate the grounding of the 737 MAX will impact our 2019 pre-tax earnings by approximately $350 million. With the recent run-up in oil prices, fuel expenses for the year are also expected to be approximately $650 million higher than we forecast just three months ago.

“Even with these challenges, we expect our 2019 earnings per diluted share excluding net special items2 to grow approximately 10% versus 2018,” Parker continued. “As we look forward to 2020 and beyond, we anticipate that our free cash flow production will increase significantly as our historic fleet replacement program winds down. We are very bullish on our future and focused on creating value for our shareholders.”

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

First-Quarter Revenue and Expenses
Pre-tax earnings excluding net special items for the first quarter of 2019 were $314 million, a $149 million decrease from the first quarter of 2018.

	GAAP		Non-GAAP[1]
	1Q19	1Q18	1Q19	1Q18
Operating income ($ mil)	375	396	513	621

Pre-tax income ($ mil)	245	238	314	463
Pre-tax margin	2.3%	2.3%	3.0%	4.4%

Net income (loss) ($ mil)	185	159	237	353

Earnings (loss) per diluted share	$0.41	$0.34	$0.52	$0.74
Strong passenger demand drove a 1.8% year-over-year increase in first-quarter 2019 total revenue, to a first-quarter record $10.6 billion. Driven by a record first-quarter total passenger load factor of 82.2%, passenger revenue per available seat mile (PRASM) grew 0.6% to 14.49 cents. Cargo revenue decreased 4% to $218 million due in part to a 9.1% decrease in cargo ton miles. Other revenue was up 1.9% to $708 million due primarily to higher loyalty revenue. First-quarter TRASM increased by 0.5% to a record 15.87 cents on a 1.3% increase in total available seat miles. This marks the 10th consecutive quarter of TRASM growth for American.

Total first-quarter 2019 operating expenses were $10.2 billion, up 2% year-over-year. Total operating cost per available seat mile (CASM) was 15.31 cents in the first quarter of 2019, up 0.7% from first-quarter 2018. Excluding fuel and special items, first-quarter CASM was 11.88 cents, up 2.7% year-over-year, driven primarily by a higher volume of heavy maintenance checks.
Fleet Update
On March 7, the company announced the unplanned removal of 14 737-800 aircraft from service for remediation work following the installation of new aircraft interiors. This resulted in the cancellation of approximately 940 flights in the first quarter. Work on these aircraft has been completed and all aircraft have been returned to service.

In addition, on March 13, the Federal Aviation Administration (FAA) grounded all U.S.-registered 737 MAX aircraft. The American fleet currently includes 24 737 MAX 8 aircraft with an additional 76 aircraft on order. As a result, American canceled approximately 1,200 flights in the first quarter.

In aggregate, the company estimates that these grounded aircraft and associated flight cancellations impacted its first quarter pre-tax income by approximately $80 million.

The company has removed all 737 MAX flying from its flight schedule through Aug. 19, which is approximately 115 flights per day. These flights represent approximately 2% of American’s total capacity each day this summer. Although these aircraft represent a small portion of the company’s total fleet, its financial impact is disproportionate as most of the revenue from the cancellations is lost while the vast majority of the costs remain in place. In total, the company presently expects the 737 MAX cancellations, which are assumed to extend through Aug. 19, to impact its 2019 pre-tax earnings by approximately $350 million.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

Strategic Objectives
American’s success is guided by three strategic objectives: Make culture a competitive advantage, create a world-class customer experience and build American Airlines to thrive forever.

Make Culture a Competitive Advantage
Taking care of team members translates into better customer care. We continue to invest in improved tools, training and support for team members and in the first quarter, American:

•
Opened a new 191,000-square-foot hangar in Chicago (ORD), reopened Tulsa Hangar 2 Dock 2D following its modification to accommodate larger aircraft and announced plans to hire 250 new aviation maintenance technicians (AMTs) this summer.

•
Hosted more than 5,000 leaders at the airline’s Annual Leadership Conference in Dallas. Team members who oversee people spent a full day learning about American’s mission to care for people on life’s journey.

•	Accrued $20 million for the company’s profit-sharing program.

•	Honored 100 team members at the company’s Annual Chairman’s Award celebration in Dallas earlier this month.

•	Raised $1.4 million for the Cystic Fibrosis Foundation.

•
Received recognition as a leader among U.S. companies in LGBTQ workplace policies for the 17th year in a row through the airline’s highest rating from the Human Rights Campaign in the 2019 Corporate Equality Index.

Create a World-Class Customer Experience
American has invested more than $28 billion in its people, product and fleet over the past five years - the largest investment of any carrier in commercial aviation history over this period. In the first quarter, American:

•
Took delivery of 15 new aircraft, including its first two Airbus A321neos, a fuel-efficient aircraft that has power at every seat, larger overhead bins and free wireless entertainment to each customer’s own device, including free live television.

•
Partnered with Apple Music to offer complimentary Wi-Fi access for customers to stream from their personal Apple Music accounts. Customers with Apple Music subscriptions can access their playlists for free onboard any domestic flight equipped with ViaSat satellite Wi-Fi.

•
Introduced new partnerships with Blade, offering helicopter transfers in Los Angeles (LAX) and New York (JFK), and The Private Suite at LAX, offering off-terminal entrance and private screening service

•	Opened a newly renovated Terminal B in Boston (BOS) and a newly renovated Admirals Club in Concourse B in Charlotte (CLT).

•
Provided AAdvantage members more ways to earn miles with its enhanced relationship with Hyatt Hotels. Through this relationship, elite members in both the AAdvantage and World of Hyatt loyalty programs will be rewarded with more ways to earn points, miles and status on qualifying American flights and stays at Hyatt Hotels.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

Build American Airlines to Thrive Forever
With a nearly 100-year legacy, American is building a company that we expect to be consistently profitable today and in the future. This long-term initiative was furthered during the quarter as American:

•
Returned $646 million to shareholders through the repurchase of 16.7 million shares and the payment of $46 million in dividends. The company has $1.1 billion remaining of its existing $2 billion share repurchase authorization[3].

•	Expanded the codeshare and began offering reciprocal frequent flyer benefits with China Southern Airlines.

•
Submitted an application to the U.S. Department of Transportation (DOT) that proposes additional service to Tokyo Haneda (HND) from LAX, Dallas-Fort Worth (DFW) and Las Vegas (LAS). These slots would provide American’s customers better access to downtown Tokyo and to the domestic network of its Pacific Joint Business partner, Japan Airlines.

•
Announced a planned co-location with British Airways at Terminal 8 at JFK giving customers a unified experience. American and British Airways will invest $344 million in Terminal 8 over the next three years to prepare for the co-location expected in 2022.

•	Resubmitted an application to the DOT seeking approval of its joint business agreement with LATAM Airlines Group.
Quarterly Dividend
American declared a dividend of $0.10 per share to be paid on May 22, to stockholders of record as of May 8.
Guidance and Investor Update
American expects its second-quarter 2019 TRASM to be up 1% to 3% year over year. The company also expects its second-quarter 2019 pre-tax margin excluding net special items to be between 7% and 9%2. Based on today’s guidance, American now expects its 2019 diluted earnings per share excluding net special items to be between $4.00 and $6.002.

For additional financial forecasting detail, please refer to the company’s investor update, filed with this release with the SEC on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through May 26.

Notes
See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

1.
In the first quarter, the company recognized $69 million in net special items before the effect of income taxes. First-quarter operating special items, consisting of $138 million in net charges, principally included $83 million of fleet restructuring expenses and $37 million of merger integration expenses. The company also recognized nonoperating special items, consisting of $69 million in net credits, principally related to mark-to-market net unrealized gains associated with certain equity investments.

2.	American is unable to reconcile certain forward-looking projections to GAAP, as the nature or amount of special items cannot be determined at this time.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

3.
Share repurchases may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The company is not obligated to repurchase any specific number of shares or continue a dividend in any amount or for any fixed period, and either may be suspended or discontinued at any time at the company's discretion and without prior notice.

About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.
Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended March 31,		Percent Change
	2019	2018 (1)
Operating revenues:
Passenger	$9,658	$9,480	1.9
Cargo	218	227	(4.0)
Other	708	694	1.9
Total operating revenues	10,584	10,401	1.8
Operating expenses:
Aircraft fuel and related taxes	1,726	1,763	(2.1)
Salaries, wages and benefits	3,090	3,017	2.5
Regional expenses:
Fuel	423	398	6.1
Other	1,340	1,300	3.1
Maintenance, materials and repairs	561	469	19.7
Other rent and landing fees	503	467	7.8
Aircraft rent	327	309	5.4
Selling expenses	370	356	3.9
Depreciation and amortization	480	440	9.1
Special items, net	138	225	(38.8)
Other	1,251	1,261	(0.8)
Total operating expenses	10,209	10,005	2.0
Operating income	375	396	(5.4)
Nonoperating income (expense):
Interest income	33	25	33.9
Interest expense, net	(271)	(262)	3.2
Other income, net	108	79	37.0
Total nonoperating expense, net	(130)	(158)	(18.4)
Income before income taxes	245	238	3.2
Income tax provision	60	79	(23.6)
Net income	$185	$159	16.4

Earnings per common share:
Basic	$0.41	$0.34
Diluted	$0.41	$0.34
Weighted average shares outstanding (in thousands):
Basic	451,951	472,297
Diluted	453,429	474,598

(1)
In the fourth quarter of 2018, the company adopted Accounting Standards Update (ASU) 2016-02: Leases (Topic 842) (the New Lease Standard) as of January 1, 2018. In accordance with the New Lease Standard, the company has recast its 2018 financial information included herein to reflect the effects of adoption. For additional information, see Note 1(b) to AAG’s Consolidated Financial Statements in Part II, Item 8A of its 2018 Form 10-K filed on February 25, 2019.

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended March 31,		Change
	2019	2018
Mainline
Revenue passenger miles (millions)	48,481	47,007	3.1%
Available seat miles (ASM) (millions)	58,323	57,963	0.6%
Passenger load factor (percent)	83.1	81.1	2.0	pts
Passenger enplanements (thousands)	36,546	34,840	4.9%
Departures (thousands)	271	263	3.0%
Aircraft at end of period	962	952	1.1%
Block hours (thousands)	835	831	0.6%
Average stage length (miles)	1,178	1,217	(3.2)%
Fuel consumption (gallons in millions)	853	845	0.9%
Average aircraft fuel price including related taxes (dollars per gallon)	2.02	2.09	(3.0)%
Full-time equivalent employees at end of period	103,500	104,400	(0.9)%

Regional (1)
Revenue passenger miles (millions)	6,321	5,938	6.5%
Available seat miles (millions)	8,351	7,860	6.2%
Passenger load factor (percent)	75.7	75.5	0.2	pts
Passenger enplanements (thousands)	13,389	12,786	4.7%
Aircraft at end of period	602	587	2.6%
Fuel consumption (gallons in millions)	200	185	7.7%
Average aircraft fuel price including related taxes (dollars per gallon)	2.12	2.15	(1.4)%
Full-time equivalent employees at end of period (2)	26,300	24,200	8.7%

Total Mainline & Regional
Revenue passenger miles (millions)	54,802	52,945	3.5%
Available seat miles (millions)	66,674	65,823	1.3%
Passenger load factor (percent)	82.2	80.4	1.8	pts
Yield (cents)	17.62	17.90	(1.6)%
Passenger revenue per ASM (cents)	14.49	14.40	0.6%
Total revenue per ASM (cents)	15.87	15.80	0.5%
Cargo ton miles (millions)	624	687	(9.1)%
Cargo yield per ton mile (cents)	34.86	33.03	5.5%
Passenger enplanements (thousands)	49,935	47,626	4.8%
Aircraft at end of period	1,564	1,539	1.6%
Fuel consumption (gallons in millions)	1,053	1,030	2.2%
Average aircraft fuel price including related taxes (dollars per gallon)	2.04	2.10	(2.7)%
Full-time equivalent employees at end of period	129,800	128,600	0.9%
Operating cost per ASM (cents)	15.31	15.20	0.7%
Operating cost per ASM excluding special items (cents)	15.11	14.86	1.7%
Operating cost per ASM excluding special items and fuel (cents)	11.88	11.57	2.7%

(1)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(2)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended March 31,
	2019	2018	Change
Domestic (1)
Revenue passenger miles (millions)	37,717	36,261	4.0%
Available seat miles (ASM) (millions)	45,282	43,892	3.2%
Passenger load factor (percent)	83.3	82.6	0.7	pts
Passenger revenue (dollars in millions)	7,226	6,963	3.8%
Yield (cents)	19.16	19.20	(0.2)%
Passenger revenue per ASM (cents)	15.96	15.86	0.6%

Latin America (2)
Revenue passenger miles (millions)	8,351	8,085	3.3%
Available seat miles (millions)	10,208	10,239	(0.3)%
Passenger load factor (percent)	81.8	79.0	2.8	pts
Passenger revenue (dollars in millions)	1,371	1,445	(5.1)%
Yield (cents)	16.42	17.87	(8.1)%
Passenger revenue per ASM (cents)	13.43	14.11	(4.8)%

Atlantic
Revenue passenger miles (millions)	5,042	4,665	8.1%
Available seat miles (millions)	6,825	6,746	1.2%
Passenger load factor (percent)	73.9	69.2	4.7	pts
Passenger revenue (dollars in millions)	673	669	0.6%
Yield (cents)	13.35	14.34	(6.9)%
Passenger revenue per ASM (cents)	9.86	9.92	(0.6)%

Pacific
Revenue passenger miles (millions)	3,692	3,934	(6.1)%
Available seat miles (millions)	4,359	4,946	(11.9)%
Passenger load factor (percent)	84.7	79.5	5.2	pts
Passenger revenue (dollars in millions)	388	403	(3.8)%
Yield (cents)	10.50	10.25	2.5%
Passenger revenue per ASM (cents)	8.90	8.15	9.1%

Total International
Revenue passenger miles (millions)	17,085	16,684	2.4%
Available seat miles (millions)	21,392	21,931	(2.5)%
Passenger load factor (percent)	79.9	76.1	3.8	pts
Passenger revenue (dollars in millions)	2,432	2,517	(3.4)%
Yield (cents)	14.24	15.09	(5.6)%
Passenger revenue per ASM (cents)	11.37	11.48	(0.9)%

(1)	Domestic results include Canada, Puerto Rico, and U.S. Virgin Islands.

(2)	Latin America results include the Caribbean.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the company) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the company's current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to understand the company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to understand and analyze the company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended March 31,		Percent Change
	2019	2018
	(in millions, except per share amounts)
Pre-tax income as reported	$245	$238
Pre-tax special items:
Special items, net (1)	138	225
Nonoperating special items, net (2)	(69)	—
Total pre-tax special items	69	225
Pre-tax income excluding special items	$314	$463	-32%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$245	$238
Total operating revenues as reported	$10,584	$10,401
Pre-tax margin	2.3%	2.3%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$314	$463
Total operating revenues as reported	$10,584	$10,401
Pre-tax margin excluding special items	3.0%	4.4%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$185	$159
Special items:
Total pre-tax special items (1), (2)	69	225
Income tax special items, net (3)	—	22
Net tax effect of special items	(17)	(53)
Net income excluding special items	$237	$353	-33%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$237	$353
Shares used for computation (in thousands):
Basic	451,951	472,297
Diluted	453,429	474,598
Earnings per share excluding special items:
Basic	$0.53	$0.75
Diluted	$0.52	$0.74

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

Reconciliation of Operating Income Excluding Special Items	3 Months Ended March 31,
	2019	2018
	(in millions)
Operating income as reported	$375	$396
Special items:
Special items, net (1)	138	225
Operating income excluding special items	$513	$621

Reconciliation of Total Operating Cost per ASM Excluding Special Items and Fuel
Total operating expenses as reported	$10,209	$10,005
Special items:
Special items, net (1)	(138)	(225)
Total operating expenses, excluding special items	10,071	9,780
Fuel:
Aircraft fuel and related taxes - mainline	(1,726)	(1,763)
Aircraft fuel and related taxes - regional	(423)	(398)
Total operating expenses, excluding special items and fuel	$7,922	$7,619
	(in cents)
Total operating expenses per ASM as reported	15.31	15.20
Special items per ASM:
Special items, net (1)	(0.21)	(0.34)
Total operating expenses per ASM, excluding special items	15.11	14.86
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.59)	(2.68)
Aircraft fuel and related taxes - regional	(0.63)	(0.60)
Total operating expenses per ASM, excluding special items and fuel	11.88	11.57
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)	The 2019 first quarter mainline operating special items principally included $83 million of fleet restructuring expenses and $37 million of merger integration expenses.
The 2018 first quarter mainline operating special items principally included $112 million of fleet restructuring expenses, $59 million of merger integration expenses and a $40 million litigation settlement.
Fleet restructuring expenses principally included accelerated depreciation and rent expense for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with integration projects, principally the company's technical operations, flight attendant, human resources and payroll systems.

(2)	The 2019 first quarter nonoperating special items principally included mark-to-market net unrealized gains associated with certain equity investments.

(3)
The 2018 first quarter income tax special items included a $22 million charge to income tax expense to establish a required valuation allowance related to the company's estimated refund for Alternative Minimum Tax credits.

American Airlines Group Reports First-Quarter 2019 Profit
April 26, 2019

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	March 31, 2019	December 31, 2018 (1)
	(unaudited)
Assets
Current assets
Cash	$337	$275
Short-term investments	4,012	4,485
Restricted cash and short-term investments	156	154
Accounts receivable, net	1,876	1,706
Aircraft fuel, spare parts and supplies, net	1,666	1,522
Prepaid expenses and other	607	495
Total current assets	8,654	8,637
Operating property and equipment
Flight equipment	42,013	41,499
Ground property and equipment	8,932	8,764
Equipment purchase deposits	1,211	1,278
Total property and equipment, at cost	52,156	51,541
Less accumulated depreciation and amortization	(17,746)	(17,443)
Total property and equipment, net	34,410	34,098
Operating lease right-of-use assets	9,124	9,151
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,115	2,137
Deferred tax asset	1,007	1,145
Other assets	1,386	1,321
Total other assets	8,599	8,694
Total assets	$60,787	$60,580

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and finance leases	$3,370	$3,294
Accounts payable	2,139	1,773
Accrued salaries and wages	1,217	1,427
Air traffic liability	5,930	4,339
Loyalty program liability	3,354	3,267
Operating lease liabilities	1,629	1,654
Other accrued liabilities	2,210	2,342
Total current liabilities	19,849	18,096
Noncurrent liabilities
Long-term debt and finance leases, net of current maturities	20,660	21,179
Pension and postretirement benefits	6,519	6,907
Loyalty program liability	5,214	5,272
Operating lease liabilities	7,785	7,902
Other liabilities	1,396	1,393
Total noncurrent liabilities	41,574	42,653
Stockholders' equity (deficit)
Common stock	5	5
Additional paid-in capital	4,371	4,964
Accumulated other comprehensive loss	(5,909)	(5,896)
Retained earnings	897	758
Total stockholders' deficit	(636)	(169)
Total liabilities and stockholders’ equity (deficit)	$60,787	$60,580

(1)
On January 1, 2019, the company adopted ASU 2018-02: Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. In accordance with the transition provisions of this new standard, the company has recast its 2018 balance sheet to reflect the effects of adoption. For additional information, see Note 1(b) to AAG’s Condensed Consolidated Financial Statements in Part I, Item 1A of its first quarter 2019 Form 10-Q filed on April 26, 2019.